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                                                                     EXHIBIT 5.1
                                                                     -----------


                              September 22, 1995



Burlington Northern Santa Fe Corporation
3800 Continental Plaza
777 Main Street
Fort Worth, Texas 76102

                    Re:  Registration Statement on Form S-8
                         ----------------------------------

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933, as amended, of 1,505,390 shares of Common Stock (the "Shares") of Burlington Northern Santa Fe Corporation (the "Company"), we have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the "Registration Statement") and such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions hereinafter expressed.

          On the basis of the foregoing, we are of the opinion that all necessary corporate action has been taken by the Company to authorize the issuance of up to 1,505,390 shares pursuant to the Company's 1987 Stock Option Incentive Plan (the "Plan") referred to in the Registration Statement and any such Shares will be, if and when issued in accordance with the Plan, validly issued as fully paid and non-assessable Shares of the Company.

          We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus to be used in connection with the Registration Statement.


                                             Very truly yours,

                                             /s/ Steptoe & Johnson

                                             Steptoe & Johnson